                                                                      EXHIBIT 11

                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                       Computation of Per Share Earnings

                    (In thousands, except per share amounts)

                                                 Three months ended         Nine months ended
                                                    September 30,              September 30,
                                                --------------------      ---------------------
                                                  1995        1994          1995         1994
                                                --------     -------      --------     --------
                                                    (unaudited)                (unaudited)
Primary earnings per common share
---------------------------------

Net earnings                                    $  4,828     $ 3,271      $ 13,476     $  9,295
Preferred dividend                                  (300)       (150)         (900)        (225)
                                                --------     -------      --------     --------
                                                $  4,528     $ 3,121      $ 12,576     $  9,070
                                                ========     =======      ========     ========
Average common shares outstanding                 34,428      33,258        34,115       32,971
Average common share equivalents:
   Options                                         2,704       2,027         2,282        2,661
   Warrants                                           74          76            79          175
                                                --------     -------      --------     --------

Average number of common shares and
   common share equivalents outstanding           37,206      35,361        36,476       35,807
                                                ========     =======      ========     ========

Primary earnings per common share               $    .12     $   .09      $    .34     $    .25
                                                ========     =======      ========     ========

Fully diluted earnings per common share
---------------------------------------

Primary net earnings                            $  4,828     $ 3,271      $ 13,476     $  9,295
Preferred dividend                                  (300)       (150)         (900)        (225)
Interest expense, net of income tax benefit          250         250           750          750
                                                --------     -------      --------     --------
                                                $  4,778     $ 3,371      $ 13,326     $  9,820
                                                ========     =======      ========     ========

Average number of common shares and
   common share equivalents outstanding           37,399      35,393        37,252       35,807

Additional shares issuable                         8,409       8,409         8,409        8,409
                                                --------     -------      --------     --------

Average number of common shares
   assuming full dilution                         45,808      43,802        45,661       44,216
                                                ========     =======      ========     ========

Fully diluted earnings per common share          $   .10     $   .08      $    .29     $    .22
                                                ========     =======      ========     ========
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